Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports First Quarter Fiscal 2023 Results
ATLANTA, February 2, 2023 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three months ended December 31, 2022.
“Despite a challenging new home sales environment, we generated strong first quarter financial results,” said Allan P. Merrill, the company’s Chairman and Chief Executive Officer. “Year-over-year increases in home prices, healthy gross margins and careful management of overhead costs led to $24 million of net income, $47 million in Adjusted EBITDA and $0.80 of earnings per share.”
Commenting on current market conditions, Mr. Merrill said, “The environment for new home sales was extraordinarily challenging early in the first quarter as 30-year mortgage rates moved above 7%, worsening an already difficult affordability equation for most home buyers. Toward the end of the quarter, as mortgage rates fell modestly, we experienced improved online and in-person visits, which led to a meaningful acceleration in our new home orders in January. We will continue to make necessary adjustments to home pricing, incentives and included features to remain competitive, while pursuing our efforts to reduce cycle times and construction costs.”
Looking further out, Mr. Merrill concluded, “We remain confident in the multi-year growth of our business and the underlying strength of the new home industry. The gap between the structural demand for homes and the likely supply of homes - which has given rise to a multimillion home deficit over the past decade - remains in place.  With a seasoned operating team, an ample supply of lots and a more efficient and less leveraged balance sheet, we remain confident that we will be able to create durable value for our stakeholders in the years ahead.”
Beazer Homes Fiscal First Quarter 2023 Highlights and Comparison to Fiscal First Quarter 2022
•Net income from continuing operations of $24.4 million, or $0.80 per diluted share, compared to net income from continuing operations of $34.9 million, or $1.14 per diluted share, in fiscal first quarter 2022
•Adjusted EBITDA of $47.1 million, down 22.9%
•Homebuilding revenue of $444.1 million, down 0.6% on a 18.3% decrease in home closings to 833, partially offset by a 21.6% increase in average selling price to $533.1 thousand
•Homebuilding gross margin was 19.2%, down 170 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 22.3%, down 190 basis points
•SG&A as a percentage of total revenue was 12.3%, up 50 basis points
•Net new orders of 482, down 57.8% on a 60.1% decrease in orders/community/month to 1.3, partially offset by a 5.8% increase in average community count to 121
•Backlog dollar value of $940.9 million, down 33.0% on a 40.2% decrease in backlog units to 1,740, partially offset by a 11.9% increase in average selling price of homes in backlog to $540.8 thousand
•Controlled lots of 24,735, up 7.3% from 23,049
•Land acquisition and land development spending was $114.7 million, down 12.2% from $130.7 million
•Unrestricted cash at quarter end was $120.7 million; total liquidity was $385.7 million
The following provides additional details on the Company's performance during the fiscal first quarter 2023:
Profitability. Net income from continuing operations was $24.4 million, generating diluted earnings per share of $0.80. This included the impact of energy efficiency tax credits of $3.0 million or $0.10 per share compared to $3.2 million of such credits or $0.10 per share in the prior year quarter. First quarter adjusted EBITDA of $47.1 million was down $14.0 million, or 22.9%, primarily due to lower gross margin.
Orders. Net new orders for the first quarter decreased to 482, down 57.8% from 1,141 in the prior year period. The decrease in net new orders was driven by a 60.1% decrease in sales pace to 1.3 orders per community per month, down from 3.3 in the prior year period. The cancellation rate for the quarter was 37.1%, up from 11.8% in the previous year, reflecting the weakening in housing demand as a result of elevated mortgage rates. Our cancellations as a percentage of fiscal 2023 first quarter beginning backlog was 13.6%.
Backlog. The dollar value of homes in backlog as of December 31, 2022 was $940.9 million, representing 1,740 homes, compared to $1.4 billion, representing 2,908 homes, at the same time last year. The average selling price of homes in backlog was $540.8 thousand, up 11.9% versus the previous year.
Homebuilding Revenue. First quarter homebuilding revenue was $444.1 million, relatively flat year-over-year on a 21.6% increase in the average selling price to $533.1 thousand, which was more than offset by an 18.3% decrease in home closings to 833 homes.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 22.3% for the first quarter, down 190 basis points year-over-year. The reduction in gross margin reflected an increase in price concessions as demand weakened.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 12.3% for the quarter, up 50 basis points year-over-year primarily due to decreases in closings and revenue, while SG&A on an absolute dollar basis increased by $1.2 million, or 2.2%, year-over-year.
Land Position. Controlled lots increased 7.3% to 24,735, compared to 23,049 from the prior year. Excluding land held for future development and land held for sale lots, active lots controlled were 23,962, up 6.8% year-over-year. Compared to prior fiscal quarter, active controlled lots were down 435 lots, or 1.8%, as the Company continued to re-underwrite and re-negotiate land deals to reflect the current environment. As of December 31, 2022, the Company controlled 54.4% of its total active lots through option contracts compared to 54.6% a quarter ago and 49.2% a year ago. For the current fiscal quarter, land acquisition and land development spending was $114.7 million, down 12.2% year-over-year and down 24.0% sequentially from the prior fiscal quarter.
Liquidity. At the close of the first quarter, the Company had $385.7 million of available liquidity, including $120.7 million of unrestricted cash and $265.0 million of remaining capacity under the unsecured revolving credit facility.
Senior Unsecured Revolving Credit Facility. On October 13, 2022, the Company entered into a senior unsecured revolving credit facility with committed borrowing capacity of $265.0 million, which replaced a $250.0 million secured revolving credit facility.

Summary results for the three months ended December 31, 2022 are as follows:

	Three Months Ended December 31,
	2022	2021		Change*
New home orders, net of cancellations	482	1,141		(57.8)%
Orders per community per month	1.3	3.3		(60.1)%
Average active community count	121	114		5.8%
Actual community count at quarter-end	119	116		2.6%
Cancellation rates	37.1%	11.8%	2,530	bps

Total home closings	833	1,019		(18.3)%
Average selling price (ASP) from closings (in thousands)	$533.1	$438.4		21.6%
Homebuilding revenue (in millions)	$444.1	$446.7		(0.6)%
Homebuilding gross margin	19.2%	20.9%		-170 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	19.2%	20.9%		-170 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	22.3%	24.2%		-190 bps

Income from continuing operations before income taxes (in millions)	$28.6	$41.4		(30.9)%
Expense from income taxes (in millions)	$4.2	$6.5		(35.7)%
Income from continuing operations, net of tax (in millions)	$24.4	$34.9		(30.1)%
Basic income per share from continuing operations	$0.81	$1.15		(29.6)%
Diluted income per share from continuing operations	$0.80	$1.14		(29.8)%

Net income (in millions)	$24.3	$34.9		(30.3)%

Land acquisition and land development spending (in millions)	$114.7	$130.7		(12.2)%

Adjusted EBITDA (in millions)	$47.1	$61.1		(22.9)%
LTM Adjusted EBITDA (in millions)	$356.1	$280.2		27.1%
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

	As of December 31,
	2022	2021	Change
Backlog units	1,740	2,908	(40.2)%
Dollar value of backlog (in millions)	$940.9	$1,405.2	(33.0)%
ASP in backlog (in thousands)	$540.8	$483.2	11.9%
Land and lots controlled	24,735	23,049	7.3%
Conference Call
The Company will hold a conference call on February 2, 2023 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542. To be admitted to the call, enter the pass code “8571348". A replay of the conference call will be available, until 10:00 PM ET on February 9, 2023 at 800-876-4058 (for international callers, dial 203-369-3575) with pass code “3740.”
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) the cyclical nature of the homebuilding industry and further deterioration in homebuilding industry conditions; (ii) continued increases in mortgage interest rates and reduced availability of mortgage financing due to, among other factors, recent and likely continued actions by the Federal Reserve to address sharp increases in inflation; (iii) other economic changes nationally and in local markets, including changes in consumer confidence, wage levels, declines in employment levels, and an increase in the number of foreclosures, each of which is outside our control and affects the affordability of, and demand for, the homes we sell; (iv) continued supply chain challenges negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances; (v) continued shortages of or increased costs for labor used in housing production, and the level of quality and craftsmanship provided by such labor; (vi) inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled; (vii) potential negative impacts of the COVID-19 pandemic, which, in addition to exacerbating each of the risks listed above and below, may include a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, an inability to sell and build homes in a typical manner or at all, increased costs or decreased supply of building materials, including lumber, or the availability of subcontractors, housing inspectors, and other third-parties we rely on to support our operations, and recognizing charges in future periods, which may be material, for goodwill impairments, inventory impairments and/or land option agreement abandonments; (viii) factors affecting margins, such as adjustments to home pricing, increased sales incentives and mortgage rate buy down programs in order to remain competitive; decreased revenues; decreased land values underlying land option agreements; increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our cycle times and production and overhead cost structures; not being able to pass on cost increases (including cost increases due to increasing the energy efficiency of our homes) through pricing increases; (ix) the availability and cost of land and the risks associated with the future value of our inventory, such as asset impairment charges we took on select California assets during the second quarter of fiscal 2019; (x) our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility) or adverse credit market conditions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels; (xi) market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital); (xii) changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes; (xiii) increased competition or delays in reacting to changing consumer preferences in home design; (xiv) natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xv) the potential recoverability of our deferred tax assets; (xvi) increases in corporate tax rates; (xvii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xviii) the results of litigation or government proceedings and fulfillment of any related obligations; (xix) the impact of construction defect and home warranty claims; (xx) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xxi) the impact of information technology failures, cybersecurity issues or data security breaches; (xxii) the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water and electricity (including availability of electrical equipment such as transformers and meters); (xxiii) the success of our ESG initiatives, including our ability to meet our goal that by 2025 every home we build will be Net Zero Energy Ready, as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes and prepare for a Net Zero future; and (xxiv) terrorist acts, protests and civil unrest, political uncertainty, acts of war or other factors over which the Company has no control.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31,
in thousands (except per share data)	2022	2021
Total revenue	$444,928	$454,149
Home construction and land sales expenses	358,970	356,749
Inventory impairments and abandonments	190	—
Gross profit	85,768	97,400
Commissions	14,105	15,813
General and administrative expenses	40,648	37,767
Depreciation and amortization	2,513	2,881
Operating income	28,502	40,939
Loss on extinguishment of debt, net	(515)	—
Other income, net	576	419
Income from continuing operations before income taxes	28,563	41,358
Expense from income taxes	4,155	6,463
Income from continuing operations	24,408	34,895
Loss from discontinued operations, net of tax	(77)	(10)
Net income	$24,331	$34,885
Weighted-average number of shares:
Basic	30,219	30,336
Diluted	30,480	30,724

Basic income per share:
Continuing operations	$0.81	$1.15
Discontinued operations	—	—
Total	$0.81	$1.15
Diluted income per share:
Continuing operations	$0.80	$1.14
Discontinued operations	—	—
Total	$0.80	$1.14

	Three Months Ended
	December 31,
Capitalized Interest in Inventory	2022	2021
Capitalized interest in inventory, beginning of period	$109,088	$106,985
Interest incurred	17,830	18,311
Interest expense not qualified for capitalization and included as other expense	—	—
Capitalized interest amortized to home construction and land sales expenses	(13,775)	(14,780)
Capitalized interest in inventory, end of period	$113,143	$110,516

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	December 31, 2022	September 30, 2022
ASSETS
Cash and cash equivalents	$120,746	$214,594
Restricted cash	35,899	37,234
Accounts receivable (net of allowance of $284 and $284, respectively)	24,866	35,890
Income tax receivable	9,597	9,606
Owned inventory	1,779,223	1,737,865
Deferred tax assets, net	152,769	156,358
Property and equipment, net	23,990	24,566
Operating lease right-of-use assets	8,914	9,795
Goodwill	11,376	11,376
Other assets	19,005	14,679
Total assets	$2,186,385	$2,251,963
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$106,824	$143,641
Operating lease liabilities	10,187	11,208
Other liabilities	122,444	174,388
Total debt (net of debt issuance costs of $6,907 and $7,280, respectively)	984,330	983,440
Total liabilities	1,223,785	1,312,677
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,347,439 issued and outstanding and 30,880,138 issued and outstanding, respectively)	31	31
Paid-in capital	858,839	859,856
Retained earnings	103,730	79,399
Total stockholders’ equity	962,600	939,286
Total liabilities and stockholders’ equity	$2,186,385	$2,251,963

Inventory Breakdown
Homes under construction	$759,545	$785,742
Land under development	782,628	731,190
Land held for future development	19,879	19,879
Land held for sale	18,583	15,674
Capitalized interest	113,143	109,088
Model homes	85,445	76,292
Total owned inventory	$1,779,223	$1,737,865

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended December 31,
SELECTED OPERATING DATA	2022	2021
Closings:
West region	510	603
East region	155	245
Southeast region	168	171
Total closings	833	1,019

New orders, net of cancellations:
West region	248	655
East region	120	236
Southeast region	114	250
Total new orders, net	482	1,141

	As of December 31,
Backlog units:	2022	2021
West region	995	1,705
East region	375	602
Southeast region	370	601
Total backlog units	1,740	2,908
Aggregate dollar value of homes in backlog (in millions)	$940.9	$1,405.2
ASP in backlog (in thousands)	$540.8	$483.2

in thousands	Three Months Ended December 31,
SUPPLEMENTAL FINANCIAL DATA	2022	2021
Homebuilding revenue:
West region	$274,322	$256,492
East region	86,031	114,287
Southeast region	83,731	75,950
Total homebuilding revenue	$444,084	$446,729

Revenue:
Homebuilding	$444,084	$446,729
Land sales and other	844	7,420
Total revenue	$444,928	$454,149

Gross profit:
Homebuilding	$85,114	$93,304
Land sales and other	654	4,096
Total gross profit	$85,768	$97,400

Reconciliation of homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These measures should not be considered alternative to homebuilding gross profit and gross margin determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended December 31,
in thousands	2022		2021
Homebuilding gross profit/margin	$85,114	19.2%	$93,304	20.9%
Inventory impairments and abandonments (I&A)	190		—
Homebuilding gross profit/margin excluding I&A	85,304	19.2%	93,304	20.9%
Interest amortized to cost of sales	13,775		14,780
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales	$99,079	22.3%	$108,084	24.2%
Reconciliation of Adjusted EBITDA to total company net income, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position, and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended December 31,		LTM Ended December 31, (a)
in thousands	2022	2021	2022	2021
Net income	$24,331	$34,885	$210,150	$144,909
Expense from income taxes	4,133	6,460	50,940	23,847
Interest amortized to home construction and land sales expenses and capitalized interest impaired	13,775	14,780	71,053	83,257
Interest expense not qualified for capitalization	—	—	—	1,181
EBIT	42,239	56,125	332,143	253,194
Depreciation and amortization	2,513	2,881	12,992	13,735
EBITDA	44,752	59,006	345,135	266,929
Stock-based compensation expense	1,580	2,108	7,950	10,764
Loss on extinguishment of debt	515	—	206	2,025
Inventory impairments and abandonments(b)	190	—	2,714	388
Severance expenses	111	—	111	—
Litigation settlement in discontinued operations	—	—	—	120
Adjusted EBITDA	$47,148	$61,114	$356,116	$280,226
(a) "LTM" indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."